                                 August 4, 1997



Shells Seafood Restaurants, Inc.
16313 N. Dale Mabry Highway
Suite 100
Tampa, Florida 33618


Dear Sirs:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Shells Seafood Restaurants, Inc. (the "Company"), relating to an aggregate of 541,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued under the Shells Seafood Restaurants, Inc. 1995 Employee Stock Option Plan, as amended, the Shells Seafood Restaurants, Inc. 1996 Employee Stock Option Plan and the Shells Seafood Restaurants, Inc. Stock Option Plan for Non-Employee Directors (each, a "Plan").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the applicable Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the applicable Plan in accordance with the terms of the applicable Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                      Very truly yours,

                                      /s/Fulbright & Jaworski L.L.P.